Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Announces Early Results for its Cash Tender Offers and an Increase to the 2018 Notes Tender Cap and Maximum Tender Cap

PRINCETON, NJ; May 23, 2016—NRG Energy, Inc. (NYSE: NRG) announced today that it has amended the terms of its previously announced tender offers to purchase certain of its outstanding senior notes (the “Tender Offers”) to increase: (i) the tender offer cap for the 2018 Notes from $300 million (the “Initial 2018 Notes Cap”) to $400 million (the “Increased 2018 Notes Cap”); and (ii) the overall cap for the Tender Offers from $1.0 billion (the “Initial Maximum Tender Cap”) to $1.1 billion (the “Increased Maximum Tender Cap”). NRG is also amending the proration methodology for acceptance of tendered 2018 Notes, as described in greater detail below. All other terms of the Tender Offers remain unchanged.

The table below sets forth the results of the Tender Offers, according to information provided by the tender agent, as of the Early Tender Deadline:

Title of Notes	Aggregate Principal Amount Outstanding (in millions)	Amount of Notes Tendered (in millions)	Tender Offer Cap (in millions)	Tender Offer Consideration(1)	Early Participation Amount(1)	Total Consideration(1)
Fixed-Price Tender Offers
7.625% Senior Notes due 2018	$954	$548	$400 (as amended)	$1,060.00	$30.00	$1,090.00
8.250% Senior Notes due 2020	$1,058	$521	$250	$1,013.75	$30.00	$1,043.75
7.875% Senior Notes due 2021	$1,128	$620	$250	$1,011.88	$30.00	$1,041.88
Dutch Auction Tender Offer
6.250% Senior Notes due 2022	$1,060	$214		$962.50	$30.00	$992.50
6.625% Senior Notes due 2023	$898	$144	$200	$965.00	$30.00	$995.00
6.250% Senior Notes due 2024	$838	$224		$957.50	$30.00	$987.50

(1) Per $1,000 principal amount of Notes validly tendered and accepted for purchase. The total consideration includes the Early Participation Amount.

The Tender Offers are oversubscribed in each series of notes being conducted as a fixed-price tender offer and for the three series of notes being conducted as a pooled “Dutch Auction” tender offer. As a result, NRG will not accept for purchase any additional notes tendered in the Tender Offers after the “Early Tender Deadline” of 5:00 p.m., New York City time, on May 20, 2016, with the exception of 2018 Notes tendered after the Early Tender Deadline (subject to proration as set forth below). Holders of 2018 Notes will be permitted to submit such notes at any time after the Early Tender Deadline and on or before June 6, 2016 (the “Expiration Date”); however, such 2018 Notes tendered after the Early Tender Deadline will not receive the early participation amount of $30.00 per $1,000 principal amount of the Notes (the “Early Participation Amount”).

Assuming the successful consummation of NRG’s previously announced offering of $1.0 billion in aggregate principal amount of 7.25% senior notes due 2026, NRG expects to make payment on May 25, 2016 (the “Early Payment Date”) for the notes it has accepted for purchase as of the Early Tender Deadline, subject to proration and the applicable tender caps as described in the Offer to Purchase, dated May 9, 2016 (the “Offer to Purchase”). Holders of notes that were validly tendered prior to the Early Tender Deadline and accepted for purchase will receive the Total Consideration, which includes the Early Participation Amount, plus accrued and unpaid interest up to, but not including, the Early Payment Date.

The settlement date for 2018 Notes validly tendered after the Early Tender Deadline and on or before the Expiration Date and which are accepted for purchase will occur promptly following the Expiration Date.

The withdrawal deadline was 5:00 p.m., New York City time on May 20, 2016.  As a result, validly tendered notes may no longer be withdrawn or revoked.

All Notes (other than the 2018 Notes) validly tendered and not validly withdrawn prior to the Early Tender Deadline will be subject to proration as described in the Offer to Purchase. With respect to the 2018 Notes, the aggregate principal amount of such notes tendered as of the Early Tender Deadline, which is approximately $548 million, will be eligible for acceptance subject to initial proration based on the Initial 2018 Notes Cap. The excess amount of 2018 Notes tendered as of the Early Tender Deadline remaining after initial proration, or approximately $248 million, plus the aggregate amount of any 2018 Notes tendered after the Early Tender Deadline, will be further subject to proration based on the difference between the Initial 2018 Notes Cap and the Increased 2018 Notes Cap, or $100 million.

Requests for documents relating to the Tender Offers may be directed to D.F. King & Co., Inc., the Information Agent, at (866) 620-2538 (Toll-Free) or (212) 232-3325.  BofA Merrill Lynch and Deutsche Bank Securities Inc. are acting as Dealer Managers for the Tender Offer. Questions regarding the Tender Offers may be directed to BofA Merrill Lynch at (888) 292-0070 (U.S. Toll-Free) or (980) 388-3646 (Collect) or Deutsche Bank Securities Inc. at (855) 287-1922 (U.S. Toll-Free) or (212) 250-7527 (Collect).

The complete terms and conditions of the Tender Offers are described in the Offer to Purchase, copies of which may be obtained at no charge from D.F. King & Co., Inc.  The Company reserves the right to amend the terms of the Tender Offers or to extend the Expiration Date for the Tender Offers, in its sole discretion, at any time.

None of the Company, its board of directors, the Dealer Managers, the Information Agent, or the trustee with respect to the Notes is making any recommendation as to whether holders of the Notes should tender any Notes in response to any of the Tender Offers.  Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, nor the solicitation of an offer to sell any of the Notes.  The Tender Offers are being made solely by the Company’s Offer to Purchase.  The full details of the Tender Offers, including complete instructions on how to tender Notes, are included in the Offer to Purchase.  Holders of the Notes are strongly encouraged to carefully read the Offer to Purchase because it contains important information.

About NRG

NRG is the leading integrated power company in the U.S., built on the strength of the nation’s largest and most diverse competitive electric generation portfolio and leading retail electricity platform. A Fortune 200 company, NRG creates value through best in class operations, reliable and efficient electric generation, and a retail platform serving residential and commercial businesses. Working with electricity customers, large and small, we continually innovate, embrace and implement sustainable solutions for producing and managing energy. We aim to be pioneers in developing smarter energy choices and delivering exceptional service as our retail electricity providers serve almost 3 million residential and commercial customers throughout the country.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

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Contacts:

Media:	Investors:
Karen Cleeve	Kevin Cole
609.524.4608	609.524.4526

Marijke Shugrue	Lindsey Puchyr
609.524.5262	609.524.4527